Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
October 15, 2007

NATHANIEL ENERGY CORPORATION

DENVER, CO - October 15, 2007 - (PRNEWSWIRE) - In keeping with its new policy of greater transparency in its shareholder communications, the officers of Nathaniel Energy Corporation (NECX) are committed to providing ongoing updates on the status of the Company. There have been no communications since the Wall Street Analyst Forum in mid-August due to the fact that the company is currently in the process of finalizing the departure of two board members. Throughout this process, the officers and employees of Nathaniel have been focused on efforts to upgrade the company’s business plan, conclude additional funding, and upgrade management talent. The officers are excited about the future prospects of Nathaniel and believe that significant progress has been made toward the Company’s stated goals.

The board actions are expected to be completed shortly. At that time it is the intention of the Company to provide its shareholders a report on noteworthy events that have taken place within the Company from the time of the Wall Street Analyst Forum up to the present, including management’s forecasts for the Company going forward. Management regrets the delay in communication, but is looking forward to presenting the progress that has been made to its shareholders.

Statements in this press release other than historical facts are "forward-looking" statements within the meaning of section 27A of the Securities Act of 1933, section 21E of the Securities Exchange Act of 1934. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results. Future operating results of the Company are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. Readers are advised to review the “forward looking statements” included in our reports which are filed with the Securities and Exchange Commission.

Contact info:

Barry Kemble, CEO
Timothy Peach, CFO
Nathaniel Energy Corporation
8001 InterPort Blvd. Suite 260
Englewood, CO 80112
Phone: 303-690-8300
info@nathanielenergy.com
www.nathanielenergy.com
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